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                                                                     EXHIBIT 3.5

                            CERTIFICATE OF AMENDMENT

                        OF THE THIRD AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION OF

                               OMNISKY CORPORATION

                             a Delaware Corporation

     OmniSky Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY THAT:

     FIRST: The name of this corporation is OmniSky Corporation (formerly known as AirWeb Corporation) and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 7, 1999. The Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 29, 1999. A Certificate of Amendment of the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 5, 1999. The Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 14, 2000. A Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 5, 2000. The Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 24, 2000.

     SECOND: That the Board of Directors of this Corporation, acting in accordance with Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions setting forth the proposed amendment of the Third Amended and Restated Certificate of Incorporation of this Corporation, declaring said amendment to be advisable, and authorizing the appropriate officers of this Corporation to solicit written consent of the stockholders of this Corporation upon the consideration thereof.

     THIRD: That the first paragraph of Article IV of the Third Amended and Restated Certificate of Incorporation of this Corporation is amended to read in its entirety as follows:

          "This corporation is authorized to issue two classes of stock, to be designated, respectively, "COMMON STOCK" and "PREFERRED STOCK." The total number of shares that this corporation is authorized to issue is 144,500,000, with a par value of $0.001 per share. The number of shares of Common Stock authorized to be issued is 100,000,000. The number of shares of Preferred Stock authorized to be issued is 44,500,000. The initial series of Preferred Stock shall comprise 25,000,000 shares and shall be designated "SERIES A

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     PREFERRED STOCK." The second series of Preferred Stock shall comprise
     5,000,000 shares and shall be designated "SERIES B PREFERRED STOCK." The third series of Preferred Stock shall comprise 14,500,000 shares and shall be designated "SERIES C PREFERRED STOCK." As used herein, the term "PREFERRED STOCK," without designation shall refer to shares of Series A Preferred Stock, to shares of Series B Preferred Stock, to shares of Series C Preferred Stock or to shares of any such series. The balance of the shares of authorized Preferred Stock may be issued in any number of series, as determined by the Board of Directors. The Board, by resolution, may fix the designation and number of shares of any series, and may determine, alter, or revoke the rights, preferences, privileges or restrictions pertaining to any wholly unissued series. The Board may thereafter, in the same manner, increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding.

          Immediately upon the effectiveness of this amendment of the Third Amended and Restated Certificate of Incorporation, each outstanding share of Common Stock shall without further action by this Corporation or the holder thereof represent 0.730671486662336 shares of Common Stock, par value $0.001 per share. In lieu of any fractional shares to which a holder of Common Stock would otherwise be entitled as a result of such stock split, this corporation shall (1) for fractional shares less than 0.5 of a share, round such fraction of a share down to the nearest whole number of shares and pay to the holder in cash the fair value of such fraction of a share and (2) for fractional shares greater than or equal to 0.5 of a share, round such fraction of a share up to the nearest whole number of shares."

     FOURTH: That Section 3(b) of Article IV of the Third Amended and Restated Certificate of Incorporation of this Corporation is amended to read in its entirety as follows:

          "(b) AUTOMATIC CONVERSION. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect for such series of Preferred Stock immediately upon the earlier of (A) the time immediately prior to the consummation of this corporation's sale of its Common Stock in a firm commitment underwriting pursuant to a registration statement under the Securities Act of 1933, as amended (the "Act"), the aggregate proceeds of which are in excess of $25,000,000 at a public offering price of not less than $7.81 per share (appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like) and (B) the date upon which at least sixty-six and two-thirds percent (66 2/3%) of the holders of Preferred Stock shall have agreed to be converted pursuant to this Section 3."

     FIFTH: That Section 4(b) of Article IV of the Third Amended and Restated Certificate of Incorporation of this Corporation is amended to read in its entirety as follows:

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          "(b) REDEMPTION PRICE AND PAYMENT. The shares of Series B Preferred
     Stock and/or Series C Preferred Stock to be redeemed on any Redemption Date or Annual Redemption Date, as the case may be, shall be redeemed by paying for each share in cash an amount equal to the Series B Original Issue Price and/or the Series C Original Issue Price, as applicable, plus, in the case of each share, an amount equal to all dividends, if any, declared but unpaid thereon, computed to such Redemption Date or Annual Redemption Date, as the case may be, such amount being referred to as the "Redemption Price." Such payment shall be made in full on the applicable Redemption Date or Annual Redemption Date to the holders entitled thereto."

     SIXTH: That thereafter, pursuant to a resolution of its Board of Directors, the written consent of the stockholders of this Corporation was duly called for in accordance with Section 228(a) of the General Corporation Law of the State of Delaware, and holders of the requisite number of shares as required by statute consented to the adoption of said amendment.

     SEVENTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     I hereby declare and certify under penalty of perjury under the laws of the State of Delaware that the facts set forth in the foregoing certificate are true and correct of my own knowledge and that this certificate is my act and deed.


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     IN WITNESS WHEREOF, the undersigned has executed this Certificate of
Amendment of the Third Amended and Restated Certificate of Incorporation on this first day of August, 2000.

                                       OMNISKY CORPORATION

                                       By: /s/ Patrick McVeigh
                                           ---------------------------
                                           Patrick McVeigh
                                           Chief Executive Officer


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